Exhibit 16.1

March 22, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: ADA-ES Inc.

Ladies and Gentlemen:

We were previously the principal accountants for ADA-ES, Inc., (Commission File Number 000-50216) (the “Company”), and we issued our report dated March 18, 2013 on the financial statements of the Company as of December 31, 2012 and for the three years then ended.

We have read the Company’s statements under Item 4.01 of its Current Report on Form 8-K, dated March 22, 2013, and we concur with the information shown therein.

We confirm we had no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the last three fiscal years ended December 31, 2012, which disagreements, if not resolved to our satisfaction, would have caused us to make a reference to the subject matter of the disagreements in connection with our reports.

Yours truly,

/s/ EKS&H, LLLP

EKS&H, LLLP